Exhibit 99.1

Organicell Announces Additional Site for Phase I/II Clinical Trial of ZofinTM for treatment of COVID-19

Miami, FL (November 18, 2020) - Organicell Regenerative Medicine, Inc. (OTCBB: BPSR), a clinical-stage biopharmaceutical company dedicated to the development of regenerative therapies, announced today that it is now enrolling patients at an additional site, Larkin Hospital North located in Hialeah, Florida for its Phase I/I clinical trial for the use of its Zofin™ therapeutic in treatment of COVID-19.

This multi-center, randomized, double-blinded, placebo-controlled phase I/II clinical trial is being conducted to investigate the safety and potential efficacy of intravenous infusion of Zofin™ for the treatment of moderate to severe acute respiratory syndrome (SARS) related to COVID-19. The study will be enrolling 20 participants. As of November 17, 2020, several patients have already begun treatment at Larkin Hospital South, located in South Miami, Florida.

“The addition of this clinical trial site is another step towards determining whether to apply for FDA approval for the use of Zofin™ as a COVID-19 treatment, and increases our capacity for participating patients in order to finalize this clinical trial by year’s end,” said Albert Mitrani, Chief Executive Officer of Organicell.

“To date, we have successfully enrolled several patients who have begun treatment in this trial, with no reported serious adverse events. We are looking forward to continued progress as we enroll additional patients in the coming weeks. Most of all, we are eager to begin enrollment at Larkin Community Hospital North this week,” said Dr. Luis Mendez-Mulet, Infectious Disease Specialist at Alternative Research Associates and Larkin Community Hospital.

“We are excited to sign on Larkin Hospital North as a second clinical trial site. We look forward to working with their research team as we advance our trial for using Zofin™ to treat moderate to severe acute respiratory syndrome due to COVID-19,” said Dr. Maria Ines Mitrani, Chief Science Officer of Organicell.

About Organicell Regenerative Medicine, Inc.:

Organicell Regenerative Medicine, Inc. is a clinical-stage biopharmaceutical company that harnesses the power of nanoparticles to develop innovative biological therapeutics for the treatment of degenerative diseases. The Company’s proprietary products are derived from perinatal sources and manufactured to retain the naturally occurring microRNAs, without the addition or combination of any other substance or diluent. Based in South Florida, the Company was founded in 2008 by Albert Mitrani, Chief Executive Officer and Dr. Maria Ines Mitrani, Chief Science Officer. To learn more, please visit https://organicell.com/.

About Larkin Hospital

Larkin Community Hospital is an integrated healthcare delivery system accredited by the Joint Commission with locations in South Miami, Hialeah and Hollywood, Florida. Our network of acute care hospitals provides a complete continuum of healthcare services, including a full range of inpatient and outpatient services, home health agencies, Skilled Nursing facilities, Rehab centers and Assisted Living facilities in Miami-Dade and Broward County. To learn more, please visit
http://larkinhospital.com/.

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About ZofinTM:

Zofin™ is an acellular biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. This product contains over 300 growth factors, cytokines, and chemokines as well as other extracellular vesicles/nanoparticles derived from perinatal tissues. Zofin™ is currently being tested in a phase I/II randomized, double blinded, placebo trial to evaluate the safety and potential efficacy of intravenous infusion of Zofin™ for the treatment of moderate to SARS related to COVID-19 infection vs placebo.

Forward-Looking Statements:

Certain of the statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally and other known and unknown risks and uncertainties, including the risk factors discussed in the Company's periodic reports that are filed with the SEC and available on the SEC's website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. Organicell has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact:

Jeffrey Freedman

RooneyPartners

646-432-0191

jfreedman@rooneyco.com

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